Exhibit 10.2

This Amendment, dated as of September 25, 2013, is to that certain Agreement and Plan of Merger, dated July 15, 2013 (“Merger Agreement”), by and among HPT Acquisition, Inc. a Delaware corporation (“HPT”),  a wholly owned subsidiary of Big Clix, Corp., a Florida corporation (“Parent”) and Hydro Phi Technologies, Inc., a Delaware corporation (the “Company”), for the purpose of clarifying certain provisions and providing an extension to the date by which the Merger Agreement is to be consummated.

Terms that are used herein which not otherwise defined herein will have the meanings assigned to them in the Merger Agreement.  Unless modified herein, the terms of the Merger Agreement are hereby confirmed as of the date of this amendment. This amendment may be executed in counterparts, in accordance with Section 11.16 of the Merger Agreement.

1.

Section 1.2 of the Merger Agreement is hereby modified to clarify that notwithstanding the filing of the Certificate of Merger with the Secretary of State of Delaware, the Effective Time of the merger shall only take place at such time as the conditions to Closing set forth in the Merger Agreement and modified hereby are fully satisfied, and all the understandings to the conditions precedent to the Closing have been fully satisfied.  Additionally, the Company is hereby authorized to file with the Secretary of State of Delaware a certificate of correction, at its election, at any time, to indicate that the Certificate of Merger previously filed is not effective or no longer effective, which filing shall be the sole responsibility of the Company.

2.

Sections 5.3 and 6.7 of the Merger Agreement provided that a condition precedent to the Closing includes the receipt of an agreement providing for an equity line of credit for up to 5,000,000 shares of Common Stock, a related registration rights agreement and for such investment agreement, contingent on the merger transaction taking place as planned, the Parent was to make available as a commitment fee thereunder 5,000,000 shares of common stock to be issued as restricted stock. These conditions to the merger transaction are eliminated. The parties to the Merger Agreement hereby further clarify to one another that the terms of the investment agreement for the equity line of credit, the registration rights agreement and the commitment fee were contingent on the merger transaction being consummated as contemplated in July 2013, which did not happen.  Additionally, Kodiak Capital Group LLC orally contacted HPT and agreed that the investment agreement and registration rights agreement are null and void and the commitment fee is not due.  Further, the Company, in acknowledgment that Mr. Roger Slotkin has not yet been appointed as the director and officer of the Parent in succession to and upon the resignation of Mr. Patrick Yore pursuant to Section 6.13 of the Merger Agreement, that his actions to provide for the issuance of the shares for the commitment fee under the investment agreement were not and are not actions of the Company.  Additionally, the parties agree the signed investment agreement and registration rights agreement were not delivered until several days after the then required date of delivery of July 15, 2013, therefore each of the parties severally hereby reserves the right to reject such agreement as not likely to be performed by Kodiak Capital Group, LLC. This provision also modifies and acts as disclosure under the representations of the Parent set forth in Section 4 of the Merger Agreement.

3.

The following provision is hereby added to the Merger Agreement, in Section 5, to add a new condition to the Closing for the benefit of the Parent:

“Section 5.9   Financing of Parent.  There is no requirement of any funding of the future operations of the Parent or the Company in connection with the transactions contemplated by this Agreement. Additionally, the Parent and Company hereby releases Victor Manuel Juarez from all of his obligations under that certain investment agreement with the Parent to purchase two million shares and warrants to purchase three million shares of common stock of the Parent, dated as of July 15, 2013, as amended to correct the pricing thereof, and the Parent and Company each agrees not to pursue any action against Mr. Juarez in respect of such agreement.  It is agreed by the parties to the Merger Agreement that Mr. Juarez may rely on this general release and agreement not to pursue any action as a third party beneficiary hereof. ”

4.

To clarify Section 6.13 of the Merger Agreement, whereby Mr. Patrick Yore is to resign as the sole Parent Director and Officer and the persons designated on Exhibit A to the Merger Agreement are to be appointed as the directors and officers of Parent after such resignation, such resignation and appointments shall not be effective until consummation of all the conditions to the Merger, and it is the understanding of the parties hereto that the tender of the resignation and appointment documents on July 15, 2013, were not then effective, notwithstanding any language in the resignation and appointment and any public disclosure of the same that may be different. Additionally, any actions taken by such persons to be appointed as the directors and officers of the Parent upon the resignation of Mr. Yore are hereby deemed to be in abeyance and, if the Closing is not consummated, then they will be deemed null and void, including all the provisions relating to the issuance of any shares of common stock in or in connection with the Merger Agreement or ancillary agreements such as the investment agreement.

5.

Section 6.5 of the Merger Agreement is hereby eliminated.  The parties agree that the numbers set forth therein are no longer accurate, and the parties agree that this provision is not necessary as a condition.

6.

Section 6.9 of the Merger Agreement is hereby eliminated.

7.

Section 6.10 of the Merger Agreement is hereby amended to eliminate the requirement that the provider of the equity line of credit is not obligated to provide a lock up agreement as provided therein, and the waiver of the condition is hereby confirmed.

8.

Sections 10.2 and 10.3 of the Merger Agreement are hereby amended to replace the dates specified therein to be September 25, 2013, instead of July 31, 2013.  Additionally, it is agreed that the provisions of Section 10.2 and 10.3 provided for an optional opportunity to terminate the Merger Agreement, which has not been exercised by either of the Parent or the Company.

9.

The Company schedules are amended to indicate that there is an assumption of warrants of the Company for the purchase of shares of common stock of the Parent, on an adjusted basis, equal to 3,573,336 shares of Parent, exercisable for three years at $.60 per share, and a commitment to issue a warrant for 440,000 shares of Parent, exercisable for two years at $.10 per share, to pay for certain consulting fees.

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement and Plan of Merger as of the date first above written.

PARENT:

BIG CLIX, CORP.

By /S/ Patrick Yore
Patrick Yore
President

HPT ACQUISITION CORP.

By /S/ Patrick Yore
Patrick Yore
President

THE COMPANY:

HYDRO HPI TECHNOLOGIES, INC.

By /S/ Roger M. Slotkin
Roger M. Slotkin
Chief Executive Officer

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